Exhibit 10.2

EXECUTION

TRADEMARK LICENSE AGREEMENT

between

Millard S. Drexler,

Millard S. Drexler, Inc.

and

J. Crew Group, Inc.

Dated as of October 20, 2005

TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of October 20, 2005 (the “Effective Date”), between Millard S. Drexler, Inc., a corporation incorporated under the laws of Delaware (“Licensor”), Millard S. Drexler (“MSD”) and J. Crew Group, Inc., a corporation incorporated under the laws of Delaware (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor has acquired rights in the “Madewell” name and mark for use in connection with the apparel business and is the registered owner of certain Madewell Properties (as defined below);

WHEREAS, MSD is the Chairman and Chief Executive Officer of Licensee;

WHEREAS, Licensee desires to obtain a license to use the Madewell Properties in connection with certain clothing, footwear and accessories, and Licensor desires to grant such license, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Licensee is also desirous of acquiring the right, interest and title in and to certain of Licensor’s rights, and Licensor is willing to transfer such rights, subject to the terms and conditions set forth hereinafter.

NOW THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the undersigned parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Assignment” has the meaning set forth in Section 7.01 of this Agreement.

“Cause” has the meaning set forth in the Employment Agreement.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Employment Agreement” means the Amended and Restated Employment Agreement, dated as of October 20, 2005, by and between MSD, Licensee and J. Crew Operating Corp.

“Good Reason” has the meaning set forth in the Employment Agreement.

“Governmental Authority” means any court, government (national, federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative, judicial or governmental authority.

“License” has the meaning set forth in Section 2.01 of this Agreement.

“Licensee” has the meaning set forth in the first paragraph of this Agreement.

“Licensor” has the meaning set forth in the first paragraph of this Agreement.

“Licensor Termination Events” has the meaning set forth in Section 9.02 of this Agreement.

“Madewell Business” means the clothing, accessories and footwear business based on the “Madewell” name, including, without limitation, the business formerly operated by the Madewell Manufacturing Co., Inc., relating to the design, sale and distribution of men’s, women’s and children’s clothing, accessories and footwear (including work-wear, pants, slacks, jeans, shirts and jackets).

“Madewell Properties” means the Trademark, all common law and state rights in the Trademark, the “Madewell” trade name and other associated and derivative trademarks, service marks, logos, trade names and any other intellectual property right that Licensor has acquired or may acquire in the future with respect to the MADEWELL mark, such as rights in any associated clothing, accessories or footwear designs and business know-how and any domain names including the Trademark.

“Minimum Capital Commitment” means a capital investment of at least $7,500,000, which may include salary and compensation expenses of dedicated employees, fees for outside consultants and service providers, capital expenditures and store opening costs, and advertising, inventory and similar costs, but excluding overhead, allocated costs of Licensee’s personnel and similar allocated costs. For purposes of this Agreement, an employee shall be considered dedicated if such employee works on the Madewell Properties or Supplemental Product Line at least 75% of the time during an applicable quarter, and to the extent he/she works less than 100% of his/her time for the Supplemental Product Line the salary and compensation expense during such period shall be determined on a pro-rata basis.

“Notice” has the meaning set forth in Section 10.01.

“Operating Business Unit” means a business unit (regardless of whether it is a distinct legal entity or a functional division or group within an existing or future entity) to which market revenues can be attributed, and which has dedicated personnel resources.

“Party” means each of Licensor and Licensee. “Parties” has the correlative meaning.

“Person” means any legal or natural person or entity of any kind, legally constituted, including an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Residual Rights” means any and all intellectual property related to the Madewell Properties or to the Madewell Business, whether acquired before or after the Effective Date, which have not been granted to Licensee hereunder.

“Royalty” has the meaning set forth in Section 6.02.

“Supplemental Product Line” means a new line of men’s, women’s and children’s clothing, footwear and accessories developed by Licensee and separate from Licensee’s current lines, whether this line is branded with the Madewell Properties or another mark approved by Licensor pursuant to Section 9.02(c).

“Term” has the meaning set forth in Section 9.01.

“Trademark” means the trademark MADEWELL in respect of men’s, women’s and children’s clothing, footwear and accessories, as set forth on Exhibit A, and to the extent they exist, any corresponding trademark rights or rights of a similar nature that may exist anywhere in the world in the “Madewell” name, whether registered or unregistered, and all goodwill associated with any of the foregoing.

“Up-front Fee” has the meaning set forth in Section 6.01.

SECTION 1.02 Other Definitional Provisions. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented and not to any particular subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means “including, without limitation.” References herein to an article, section, subsection, clause, paragraph or schedule shall refer to the appropriate Article, Section, subsection, clause, or paragraph of this Agreement, unless expressly stated otherwise. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.

ARTICLE 2

TRADEMARK LICENSE

SECTION 2.01 Scope of License. During the Term, Licensor grants to Licensee an exclusive right and license throughout the world to use the Madewell Properties in connection with any clothing, footwear and accessory items, including in connection with any pre-existing “Madewell” product offerings to which Licensor may have any rights, and the Supplemental Product Line (the “License”). The foregoing License shall include the exclusive worldwide right to use the Madewell Properties, including as a trade name, service mark, and for any other purpose, including in any promotional materials, advertisements, as a domain name, company name and signage, that Licensee deems beneficial to the development and commercialization of the Madewell Properties.

SECTION 2.02 Form of Use. Without limiting the foregoing and for the avoidance of doubt, Licensee may use the Madewell Properties pursuant to the above License in combination with any trademarks, service marks, logos, symbols, slogans, trade names, corporate names, product names or commercial slogans whether owned by Licensee or by any other Person. Subject to Licensor’s interest in the Madewell Properties, Licensee shall own all rights in any new trademarks used in connection with the Madewell Properties.

SECTION 2.03 Trademark/Copyright Notice. Licensee agrees to use such trademark or copyright notices as may be reasonably requested by Licensor to protect Licensor’s rights in the Madewell Properties.

SECTION 2.04 Sublicense. The License includes the right of Licensee to grant a sublicense of lesser or of the same scope and extent as the License to other Persons. Each such sublicense shall be consistent with and subject to the terms and conditions of this Agreement, including, without limitation, with regard to quality control. Licensee agrees to guarantee the performance of each of its sublicensees.

SECTION 2.05 Recognition of Licensor’s Contribution. Licensee shall use commercially reasonable efforts to identify Licensor in catalogues and promotional materials describing the Madewell company as the “founder” and “creator” of any business developed by Licensee under or as part of the Madewell Properties, including the Supplemental Product Line, whether such business is operated by Licensee or its permitted assignee and regardless of any Assignment pursuant to Section 7.01 or any termination of this Agreement.

SECTION 2.06 Recording of Licences. Licensee shall have the right to register the License at its expense in any jurisdictions. To the extent necessary, Licensor shall grant Licensee consents and powers of attorney for the limited purpose of recording the License. Nothing in the foregoing shall limit Licensor from, in its discretion, registering the License in any jurisdiction. Licensor shall not assign, license or otherwise purport to transfer any interest in the Madewell Properties during the Term without the prior written consent of Licensee.

SECTION 2.07 Ownership. All uses of the Madewell Properties shall inure to the sole benefit of Licensor. Licensee shall not acquire any rights in the Madewell Properties by virtue of any use it makes of the Madewell Properties. Licensee shall not attempt to register the

Trademark as a trademark, service mark or other designation of source, either alone or as part of its own mark, nor shall Licensee use, adopt as its own, or attempt to register any trade name or domain name comprising or including any of the Madewell Properties without Licensor’s prior written consent, such consent not to be unreasonably withheld or delayed. Licensor represents and warrants that it is the sole and exclusive owner of all right, title and interest to the trademark registrations listed in Exhibit A hereto, that it has all the rights necessary to effectuate the transfers granted under this Agreement without payment to any other Party, and that it has not provided any contingent interest, option or security interest in any Madewell Properties. To the best of MSD’s knowledge, Licensor is not aware of any conflicting claims to the Trademark.

ARTICLE 3

COVENANTS RESPECTING THE MADEWELL PROPERTIES

SECTION 3.01 Avoidance of Adverse Actions by Licensor. Licensor hereby covenants that it shall not take any action that would jeopardize or impair Licensee’s rights in the Madewell Properties, the legality and/or enforceability of the Madewell Properties or Licensee’s right to acquire all right, title and interest in the Residual Rights.

SECTION 3.02 Notices. Licensee agrees to use reasonable commercial efforts during the Term to include notices and legends in accordance with its existing policies relating to trademarks that it owns.

SECTION 3.03 Infringement. Licensor represents that it is not aware of any infringement by a third party of any of the Madewell Properties, and to the best of its knowledge, the use of the Madewell Properties, including the Trademark, as contemplated hereunder shall not infringe on the rights of any third parties.

ARTICLE 4

MAINTENANCE OF QUALITY CONTROL

SECTION 4.01 Quality Control. Licensee agrees that all uses of the Trademark shall be in connection with goods of a quality commensurate with the quality of similar goods provided by Licensee as of the Effective Date, and that the manufacture, marketing and sale of all items in the Supplemental Product Line bearing the Trademark shall conform to all applicable laws and regulations. Subject to Licensor’s right of approval as set forth below, Licensee shall have sole and exclusive right to select the designs, clothing and logos to be used with the Madewell Properties, provided that it complies with the foregoing provision.

SECTION 4.02 Inspection and Approval. In the event MSD is no longer employed or otherwise involved in the management of Licensee, Licensee agrees to submit, at Licensor’s request and at no cost to Licensor, production samples of new products that are introduced in to the Supplemental Product Line (collectively “Samples”) for Licensor’s inspection and approval. If Licensor disapproves any Samples, it shall set forth its reasonable basis for such disapproval in writing within three days of receiving such samples, otherwise they shall be deemed approved, and Licensee shall make such reasonable changes as may be necessary to comply with Licensor’s reasonable requirements.

SECTION 4.03 Product Warranties. Licensee shall at its own cost handle all product warranty and/or guarantee issues, compliance requirements and consumer inquires or complaints relative to any of the Supplemental Product Line (collectively, “Consumer Inquiries”). In the event MSD is no longer an employee or otherwise involved in the management of Licensee, upon Licensor’s request, Licensee shall advise Licensor in writing of the manner in which it handled any specific product quality and design issues that have resulted in an abnormal level of Consumer Inquiry over the past six months relative to Licensee’s other similar product lines.

SECTION 4.04 Product Recalls. In the event MSD is no longer employed or otherwise involved in the management of Licensee, Licensee shall promptly advise Licensor of any product recall considerations or deliberations related to the Supplemental Product Line and provide Licensor with the right to attend and have input into such deliberations. Licensee shall bear any and all costs related to any product recall, whether voluntary or required by a governmental authority or Licensor.

ARTICLE 5

REGISTRATION, MAINTENANCE AND PROTECTION OF PROPERTIES

SECTION 5.01 Registrations. Licensee shall be responsible for the registration and maintenance of the Madewell Properties in any jurisdiction. Subject to pre-existing registrations and applications and applicable trademark law, Licensee may, at its sole discretion and at its own cost, file all appropriate applications deemed necessary by Licensee to protect the Madewell Properties, including, without limitation, applications for registration in any jurisdiction where such Madewell Properties are not registered and where an application to register is not pending with a Governmental Authority, and applications for renewal of existing registrations. Licensor shall assist Licensee, at Licensee’s expense, to the extent necessary in Licensee’s reasonable opinion, in the registration and maintenance of the Madewell Properties, including, without limitation, in the filing and prosecution of any trademark application, copyright application or other applications for the Madewell Properties. In the event that Licensee elects not to prosecute any trademark or service mark application for the Trademark, or not to maintain any trademark, service mark or domain name registration comprising or including the Trademark, Licensee shall provide Licensor with written notice sufficiently in advance of any pending deadline to enable Licensor to assume the foregoing tasks if it so desires.

SECTION 5.02 Protection. Licensee shall be responsible for taking and for determining whether or not to take, any action(s) it deems appropriate in its sole discretion with respect to any opposition, challenge, unauthorized use, infringement or dilution of the Madewell Properties, and Licensor shall fully cooperate with Licensee, at Licensee’s sole cost and expense, in connection with any such actions, including, if necessary, by joining Licensee as a party to any proceeding; provided, however, that Licensee shall, at Licensor’s reasonable request, promptly: (i) notify Licensor of material developments with respect to such actions; (ii) deliver to Licensor copies of all material pleadings, judicial orders and other material court filings respecting such actions; and (iii) notify Licensor of any offers of settlement related to such actions that it receives or proposes to make. Licensor shall have the right to approve any settlement, such approval not to be unreasonably withheld or delayed. Licensor may at any time upon written Notice to Licensee decide to pursue any opposition, challenge, unauthorized use, infringement or dilution of the Madewell Properties, which has not been pursued by Licensee, and Licensee shall fully cooperate with Licensor, at Licensor’s sole cost and expense, in connection with any such action, provided, however, that if Licensee reasonably informs Licensor in writing of reasonable grounds why pursuit of such opposition, challenge, unauthorized use, infringement or dilution is inconsistent with the business interests of Licensee, Licensor will not take any action before the protection of such interests of Licensee are guaranteed. Licensor shall not have any rights against Licensee for damages or other remedies by reason of Licensee’s decision not to prosecute any opposition, challenge, unauthorized use, infringement or dilution by third parties of the Madewell Properties.

SECTION 5.03 Damages Recovered. Without limiting the foregoing, any damages recovered from any entity that is found to have infringed any Madewell Properties during the Term (whether on the basis of proven damage, payment of the infringer’s profit or as a royalty at a normal rate) shall be allocated as follows: the Party bringing the action shall be entitled to any damages awarded in connection therewith after all costs of the action of each Party (which have not been compensated by the infringer) have been covered.

SECTION 5.04 Notice of Infringement. The Parties promptly shall inform each other of any infringement or imitation of the Madewell Properties by third parties of which they become aware, or of any claim that any of the Madewell Properties are invalid or that the use of the Madewell Properties infringes any third party rights. Licensor shall make no comment or admission to any third party in respect thereof except pursuant to any judicial order binding upon it.

ARTICLE 6

ROYALTY AND UP-FRONT FEE

SECTION 6.01 Up-front Fee. In consideration of Licensor’s acquisition costs to date associated with the Madewell Properties, Licensee shall pay to Licensor the one-time up-front fee specified in Exhibit B (the “Up-front Fee”) in the amount of Licensor’s documented costs in acquiring and developing the Madewell Properties and negotiating this Agreement, including attorneys’ fees. Licensee shall pay the Up-front Fee to Licensor within thirty (30) days of the Effective Date. If the Up-front Fee is not paid when due, it shall bear interest at a rate of twelve percent (12%) per annum or the highest rate permitted by law, whichever is least, from the date on which payment is due until paid.

SECTION 6.02 Royalty. In consideration of the License granted by Licensor to Licensee hereunder, during each fiscal year during the Term Licensee shall be required to pay to Licensor a royalty of $1 (one US dollar) (the “Royalty”), which amount may be prepaid to Licensor upon execution of this Agreement; otherwise, Licensee shall make such Royalty payments sixty (60) days after the end of each fiscal year or as otherwise agreed.

SECTION 6.03 Taxes. Each payment made under this Agreement shall, except as required by law, be made without withholding or deduction for or on account of any taxes. If any taxes are required to be withheld or deducted from any such payment, the payor shall make payment thereof when due to the appropriate Governmental Authority. As soon as practicable after each such payment of taxes, the payor shall deliver to the payee an official receipt or a certified copy thereof evidencing such payment.

SECTION 6.04 Audit Right. Upon Licensee’s providing notice that it has satisfied the Minimum Capital Commitment, Licensor or its authorized agent shall have the right for ninety (90) days from such date, during regular business hours and upon reasonable notice, to have an independent auditor under an appropriate agreement of confidentiality examine and copy, subject to reasonable confidentiality obligations, Licensee’s books, records and accounts relating to the Minimum Capital Commitment. Licensee shall segregate its records related to the Minimum Capital Commitment from its other records and agrees that such audit may be used as a basis for resolving disputes under this Agreement.

ARTICLE 7

ASSIGNMENT OF RESIDUAL RIGHTS

SECTION 7.01 Assignment. In the event that after the Effective Date (i) the Supplemental Product Line has become an Operating Business Unit of Licensee or any subsidiary of Licensee and (ii) Licensee has made the Minimum Capital Commitment with respect to the Supplemental Product Line, Licensor shall, without further consideration, assign, transfer, convey and deliver to Licensee, and Licensee shall accept from Licensor, all of Licensor’s right, title and interest throughout the world in, to and under the Madewell Properties and the Residual Rights, and all of Licensor’s rights and interests in this Agreement, except for Licensor’s rights and interests under Sections 2.05 and 7.04 (the “Assignment”), provided that Licensor’s employment by Licensee has not been terminated by Licensee without Cause or by Licensor for Good Reason on or prior to the date the conditions in clauses (i) and (ii) have been satisfied. The Assignment shall be deemed effective from the date Licensee provides notice to Licensor that such events have occurred, provided that they have in fact occurred as of that date.

SECTION 7.02 Rights Assigned. Without limiting Section 7.01, the Assignment shall include (i) all common law rights in the Madewell Properties and the Residual Rights and (ii) all rights in the registrations and applications for registration throughout the world that relate to the Madewell Properties and the Residual Rights together with all benefits of the registrations or applications for registration and all right, title and interest in and to any renewals and extensions that may be granted, and together also with all goodwill arising from all use of the Madewell Properties and the Residual Rights before and after registration and any other benefit to be derived therefrom, and including all right and interest in actions and rights of recovery and damages for past infringement of the Madewell Properties, the Residual Rights and any other intellectual property rights related to the Madewell Properties and the Supplemental Product Line that may vest in Licensor or Licensor’s future assigns or beneficiaries (whether current, conditional or future interest) at the time of the Assignment. The Assignment is intended to be an absolute assignment and not by way of security. The right, title and interest is to be held and enjoyed by Licensee and Licensee’s successors and assigns as fully and exclusively as it would have been held and enjoyed by Licensor had this Assignment not been made.

SECTION 7.03 Further Assurances. At Licensee’s expense, Licensor agrees to execute and deliver such documents and to take all such actions as Licensee may reasonably request to effect the terms of the Assignment, and to execute and deliver any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required to effect the terms of the Assignment.

SECTION 7.04 No Further Assignments. For so long as Licensor is employed by Licensee, Licensee shall not, without the prior written consent of Licensor (which may not be unreasonably withheld), sell, assign, transfer, convey or deliver to any Person any right, title or interest, which was the subject of the Assignment pursuant to Sections 7.01 and 7.02, provided, however, that the consent of Licensor for such assignment shall not be required in the case that Licensee is sold to any other Person or undergoes an initial public offering, merger, spin off, consolidation or any similar corporate reorganization, and such right, title or interest is assigned by Licensee to its legal successor following such transfer, reorganization or initial public offering. The Parties acknowledge and agree that the foregoing shall not be construed to prohibit the bargaining, sale, conveyance, assignment, mortgage, pledge, hypothecation, setting over or transfer to any Person of a security interest in any and all of Licensee’s rights or interests in and to the Residual Rights or the Madewell Properties in connection with bank or other financings, which actions Licensor hereby acknowledges as permitted and to which actions Licensor hereby consents. Following termination of Licensor’s employment with Licensee, Licensee shall have the right to assign to any Person at any time and from time to time any right, title or interest, which was the subject of the Assignment pursuant to Sections 7.01 and 7.02 of this Agreement.

ARTICLE 8

INDEMNITY

SECTION 8.01 Defense of Claims. If claims are made against Licensor and/or Licensee by any third party with respect to use of the Madewell Properties or the Supplemental Product Line, the Parties shall consult with each other on a suitable course of action. In no event shall either Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, acknowledge the validity of the claim of such party, obtain or seek a license from such party, or take any other action that might impair the ability of either party to contest the claim of such party. Licensor shall have the right to participate fully, at its own expense, in the defense of any claims or suit instituted against Licensee with respect to the use by Licensee of the Madewell Properties. Licensee agrees to make reasonable modifications requested by Licensor in Licensee’s use of the Madewell Properties to resolve or settle a claim or suit or to eliminate the imminent threat of a claim or suit by any party, subject to Licensee’s consent, not to be unreasonably delayed or withheld.

SECTION 8.02 Indemnity. Without limiting Sections 5.02, 5.03 and 5.04, Licensee agrees to indemnify, hold harmless and defend Licensor and its affiliates, consultants, agents and attorneys from and against any and all claims, debts, judgments, demands, liabilities, losses, damages, settlements, costs or expenses, including reasonable attorneys’ fees, incurred as a result of any claim brought by any third party, to the extent arising out of or in any way related to, in whole or in part: (a) Licensee’s use of the Madewell Properties; (b) Licensee’s manufacturing, distributing or marketing of products under the Madewell Properties or rendering services using the Madewell Properties, whether such claims are based on product liability laws, the violation of rights of third parties or otherwise; (c) Licensee’s registration of, or application to register, any Madewell Properties in any jurisdiction; (d) any misrepresentation or breach of any representation, warranty or covenant of Licensee contained in this Agreement; or (e) Licensee’s fraud, gross negligence or willful misconduct.

ARTICLE 9

TERM AND TERMINATION

SECTION 9.01 Term. This Agreement shall become effective as of Licensor’s receipt of the Up-front Fee and shall, unless terminated earlier pursuant to Sections 9.02, 9.03, 9.04 or 9.05, remain in full force and effect for thirty (30) years (the “Term”).

SECTION 9.02 Termination by Licensor. In case of occurrence of any of the following events (the “Licensor Termination Events”), Licensor shall have a period of ninety (90) days from the date of the Licensor Termination Event during which Licensor may terminate the License granted by Licensor under this Agreement by providing written Notice to Licensee, which Notice shall specify an effective date of the termination of the License (not less than five (5) days from date of Licensee’s receipt of such Notice):

(a) Prior to Licensee making the Minimum Capital Commitment with respect to the Supplemental Product Line, MSD’s employment with Licensee is terminated by Licensee without Cause or by MSD for Good Reason;

(b) Prior to Licensee making the Minimum Capital Commitment with respect to the Supplemental Product Line, Licensee discontinues its use of the Trademark as the primary mark for the Supplemental Product Line in the United States, with no bona fide intention to resume such use; or

(c) Licensee decides, prior to the Assignment but during MSD’s employment with Licensee and without Licensor’s consent, to pursue or develop a supplemental product line that is similar to the proposed Supplemental Product Line under any mark other than the Trademark or J. CREW (or, in each case, associated and derivative marks, and marks developed with Licensor’s consent in connection with the development of the Madewell concept).

SECTION 9.03 Termination for Bankruptcy. This Agreement shall terminate and all rights shall, without the requirement of further action, revert to Licensor if Licensee makes any assignment for the benefit of creditors, or files any petition under Title 11 of the United States Code, or files in bankruptcy or is adjudicated as bankrupt or insolvent, or if any trustee in bankruptcy or insolvency is appointed under the laws of the United States or of any state, in which event no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee’s assets or business may continue this Agreement or exploit the Madewell Properties if this Agreement terminates pursuant to this paragraph. Notwithstanding the foregoing, if, pursuant to Title 11 of the United States Code, or any amendment or successor thereto, a trustee in bankruptcy or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, wishes to assign this Agreement to a third party, and that assignment complies with Title 11 of the United States Code, the trustee or Licensee shall notify Licensor of same. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for assignment and all other relevant details of the assignment. Nothing contained herein shall be deemed to preclude or impair any rights Licensor may have as a creditor in any bankruptcy proceeding

SECTION 9.04 Obligations of Licensee. Notwithstanding anything to the contrary herein, but without limitation upon Licensee’s obligations under Article 5, Licensee shall have no obligation or requirement to develop, promote or commercialize any of the Madewell Properties, including the Trademark, or a Supplemental Product Line using the Madewell Properties and no such obligation shall be implied in fact or under any applicable law, including with respect to any implied contractual covenants. Sections 9.02(b) and (c) constitute Licensor’s sole recourse relating to the Licensee’s election not to pursue the use of the Trademark or other Madewell Properties prior to the assignment of the Madewell Properties to Licensee under the terms of this Agreement.

SECTION 9.05 Termination Due to Material Breach. If either Party fails to correct a material default hereunder, the other Party may give written Notice specifying the material default and indicating an intent to terminate this Agreement if the material default is not cured. The Party receiving such Notice shall have ninety (90) days from the date of receipt of such Notice to cure such material default. If such material default is not cured by the end of the ninety (90) day period set forth immediately above, the non-defaulting Party may terminate this Agreement immediately by written Notice given at any time after the end of such period, provided that the material default is continuing on the date of such termination Notice. Notwithstanding the foregoing, with respect to any material default that cannot reasonably be cured within ninety (90) days, if the defaulting Party in good faith promptly proceeds to commence to cure the material default and thereafter proceeds with all diligence substantially to cure the same, the defaulting Party shall have another ninety (90) days (for a total of one hundred eighty (180) days) to cure substantially the material default. If the material default is not substantially cured by the end of such additional ninety (90) day period, the other Party shall have the right to terminate this Agreement at any time after the end of such period, effective immediately upon delivery of a written termination Notice to the defaulting Party, provided that the material default is continuing on the date of such termination Notice.

SECTION 9.06 Rights and Obligations Upon Expiration or Termination. Upon expiration or termination of this Agreement prior to the Assignment, Licensee shall be permitted to sell its remaining inventory of Supplemental Product Line through a sell-off period of six (6) months (the “Sell Off Period”). At the end of the Sell Off Period, Licensee shall immediately discontinue the manufacture, promotion, advertisement, sale and distribution of products using the Trademark, and other trademarks, service marks, logos or trade names that include or become exclusively associated with the name “Madewell” and any domain names including the Trademark, and Licensee shall deliver to Licensor, or destroy or alter, all molds, dies, prints or other equipment that embody such marks and shall provide Licensor with a letter signed by an officer of Licensee confirming depletion or destruction of such inventory and materials.

SECTION 9.07 Rights and Obligations Upon Termination in Accordance with Section 9.02. Without limiting Section 9.06 of this Agreement, and in addition to the rights and obligations set forth thereunder, upon termination of this Agreement by Licensor in accordance with Section 9.02:

(a) Licensor shall pay back to Licensee the Up-front Fee within ten (10) days of the completion of the transition period under Section 9.06; and

(b) Subject to the payment of the Up-front Fee and conclusion of the transition period, as set forth immediately above, Licensee’s License to use the Madewell Properties, including any associated goodwill, immediately and automatically shall terminate and all rights in the Madewell Properties granted to Licensee under this Agreement shall revert to Licensor.

SECTION 9.08 Survival. Sections 2.05, 2.07, 6.03, 8, 9.06, 9.07, 9.08 and 10 shall survive any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01 Notices. All notices hereunder to each Party (each, a “Notice”) shall be in writing and shall be deemed to have been given and received when (i) delivered personally (against receipt) or by courier; (ii) received by certified or registered mail, return receipt requested, postage prepaid; or (iii) sent by confirmed facsimile transmission, in each case, at the respective addresses for the Parties set forth below or at such other address as the intended recipient may specify in a Notice pursuant to this Section:

If to Licensor:

Millard S. Drexler, Inc. and/or

Millard S. Drexler

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Millard S. Drexler

With a copy, which does not constitute notice, to:

Stephen T. Lindo, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

If to Licensee:

J. Crew Group, Inc.

770 Broadway

New York, NY 10003

Attention: Board of Directors

With a copy, which does not constitute notice, to:

Paul Shim, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

SECTION 10.02 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto, which are hereby incorporated in the terms of this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties and/or their affiliates, written or oral, to the extent they related in any way to the subject matter hereof. None of the terms of this Agreement may be waived, amended or modified in any way except by an express agreement in writing, signed by both Parties.

SECTION 10.03 No Waiver. No delay or failure on the part of either of the Parties in the exercise of any right granted under this Agreement, or available at law or equity, shall be construed as a waiver of such right, nor shall any single or partial exercise thereof preclude the other Party from the exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

SECTION 10.04 Severability. In the event that any provision (or portion thereof) of this Agreement is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such applicable law. The Parties shall enter into whatever amendment to this Agreement that may be necessary to effectuate such purposes.

SECTION 10.05 No Assignment. For so long as Licensor is employed by Licensee, Licensee shall not have the right, without the prior written consent of Licensor (which may not be unreasonably withheld), to assign (whether by operation of law, contract or otherwise) any of its interests, rights or benefits or delegate any of its duties or obligations under this Agreement, provided, however, that the consent of Licensor shall not be required in the case that Licensee is sold to any other Person or undergoes an initial public offering, merger, spin off, consolidation or any similar corporate reorganization. Licensee shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Licensee would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Licensee” shall mean both Licensee as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. Any attempted assignment in breach of this provision shall be void ab initio and of no effect. The Parties acknowledge and agree that the foregoing shall not be construed to prohibit the bargaining, sale, conveyance, assignment, mortgage, pledge, hypothecation, setting over or transfer to any Person of a security interest in any and all of Licensee’s rights or interests in and to the Madewell Properties in connection with bank or other financings. Following termination of Licensor’s employment with Licensee, Licensee shall have the right to assign to any Person at any time and from time to time any of its interests, rights or benefits or delegate any of its duties or obligations under this Agreement.

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York arising out of or relating to this Agreement and the Parties hereby submit to the exclusive jurisdiction of such courts in any action or proceeding to enforce an arbitration decision pursuant to Section 10.11 and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action.

SECTION 10.07 Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and legal representatives.

SECTION 10.08 Remedies Cumulative. All remedies in this Agreement are cumulative, in addition to and not in lieu of any other remedies available to a Party at law or in equity, subject only to the express limitations on liabilities and remedies set forth herein.

SECTION 10.09 No Third-Party Beneficiaries. Except as expressly provided herein, no third party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.

SECTION 10.10 No Partnership or Joint Venture. Nothing in this Agreement nor in the course of performance under this Agreement shall be construed to constitute a partnership or joint venture between Licensor and Licensee. The parties agree that each is an independent contractor. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever and nothing contained herein nor in the course of performance hereunder shall give or is intended to give any right of any kind to any third party.

SECTION 10.11 Dispute Resolution. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof shall be settled exclusively and finally by arbitration conducted in accordance with the Commercial Arbitration Rules (the “Rules”) or the American Arbitration Association (the “AAA”), except as amplified or otherwise varied hereby. Licensee and Licensor jointly shall appoint one individual to act as an arbitrator within thirty (30) days of initiation of the arbitration. If the parties fail to appoint such arbitrator, the president of the Association of the Bar of the City of New York shall appoint as the arbitrator an attorney, accountant or other professional licensed to practice by the State of New York who: (i) maintains its/her principal place of business in the New York metropolitan area; (ii) has substantial experience in trademark matters; and (iii) has no professional relationship with the parties or their respective law firms or accountants. Licensee and Licensor shall share equally all fees and expenses of such arbitrator. The arbitration shall take place in New York, NY. Any decision or award of the arbitrator shall be final and binding upon the parties, which hereby waive to the extent permitted by law any right to appeal or seek review of such award by any court or tribunal. Any arbitration award shall be paid within thirty (30) days after the decision of the arbitrator. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding. Each Party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either Party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order.

SECTION 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument.

SECTION 10.13 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

Millard S. Drexler, Inc.			J. Crew Group, Inc.,

By:	/s/ Millard S. Drexler		By:	/s/ James S. Scully
	Name:	Millard S. Drexler		Name:	James S. Scully
	Title:	President		Title:	Executive Vice-President and Chief Financial Officer

Millard S. Drexler

/s/ Millard S. Drexler

EXHIBIT A

THE MADEWELL TRADEMARK

Country	Filing No	Filing Date	Registration No	Registration Date
United States	72416485	2/24/1972	968,685	9/18/1973
Japan	2004- 056130	6/17/2004	4858862	4/22/2005

EXHIBIT B

UP-FRONT FEE

Amount equal to Licensor’s documented costs in acquiring and developing the Madewell Properties and negotiating this Agreement, including attorneys’ fees, not to exceed three hundred thousand dollars ($300,000).